Exhibit 10.16

Severance Agreement

This Severance Agreement (the “Agreement”), effective as of November 18, 2004, is made by and between                      (the “Executive”) and Goodman Global Holdings, Inc., a Delaware corporation, formerly known as Frio, Inc. (“Goodman Global”), and any of its subsidiaries and Affiliates as may employ Executive from time to time (collectively, and together with any successor thereto, the “Company”).

RECITALS

A.	The Executive is an employee of the Company and has made and is expected to continue to make contributions to the Company in his capacity as an employee.

B.	Goodman Global Holdings, Inc., a Texas corporation (“GG Holdings”) has entered into that certain Asset Purchase Agreement by and between GG Holdings, Goodman Global, Inc. (f/k/a Frio Holdings, Inc.), a Delaware corporation, and Goodman Global Holdings, Inc. (f/k/a Frio, Inc.), a Delaware corporation, dated as of November 18, 2004 (the “Asset Purchase Agreement”), providing for the purchase of substantially all the assets of GG Holdings by Goodman Global, Inc.

C.	The Company believes it is in the best interests of the Company and its stockholders to set forth the rights and responsibilities of the Company and Executive in the event of certain terminations of Executive’s employment.

D.	The Company and the Executive desire to enter into this Agreement, effective upon the consummation of the transaction contemplated by the Asset Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Certain Definitions

(a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.

(b) “Agreement” shall have the meaning set forth in the preamble hereto.

(c) “Asset Purchase Agreement” shall have the meaning set forth in the Recitals.

(d) “Board” shall mean the Board of Directors of Goodman Global.

(e) Executive’s Termination of Employment shall be for “Cause” upon the Company’s termination of the Executive’s employment due to:

(i) The Executive’s willful failure to substantially perform his employment duties (other than any such failure resulting from the Executive’s Disability) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

(ii) The Executive’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board or his superiors, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

(iii) The Executive’s commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(iv) The Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities; or

(v) The Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof).

(f) “Change in Control” shall mean the first to occur of the following events:

(i) The consummation of (A) a direct or indirect sale or other disposition of all or substantially all the assets of Goodman Global, or (B) a change in ownership or control of Goodman Global effected through a transaction or series of transactions (other than an offering of common stock of Goodman Global, par value $0.01 per share, by Goodman Global (of either treasury shares or newly issued shares) to the general public through a registration statement filed with the Securities and Exchange Commission) (each, a “Business Combination”) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than Goodman Global, any of its subsidiaries, an employee benefit plan maintained by Goodman Global or any of its subsidiaries, the Principal Stockholder or any “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Goodman Global or the Principal Stockholder) (collectively, a “Business Combination Person”) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Goodman Global possessing more than (1) fifty percent (50%) of the total combined voting power of Goodman Global’s securities outstanding immediately after such acquisition, or (2) an amount greater than the amount owned or controlled, directly or indirectly, by the Principal Stockholder of the total combined voting power of Goodman Global’s securities outstanding immediately after such acquisition; provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this Section 1(f)(i)(B)(2) unless a majority of the members of the board of directors (or similar governing body) of the entity resulting from such Business Combination are employees of the Business Combination Person; or

(ii) A majority of the members of the Board cease to be Continuing Directors;

or

(iii) Approval by the shareholders of Goodman Global of a complete liquidation or dissolution of Goodman Global.

(g) “Company” shall have the meaning set forth in the preamble hereto.

(h) “Continuing Director” means any person who either (i) was a member of the Board as of the date of this Agreement; or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

(i) “Date of Termination” shall mean the effective date of the Executive’s Termination of Employment.

(j) “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for a total of three months during any six-month period as a result of incapacity due to mental or physical illness.

(k) “Effective Date” shall have the meaning set forth in Section 2.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(m) “Executive” shall have the meaning set forth in the preamble hereto.

(n) “Extension Term” shall have the meaning set forth in Section 2.

(o) “GG Holdings” shall have the meaning set forth in the Recitals.

(p) The Executive’s Termination of Employment shall be for “Good Reason” if the Executive resigns upon the occurrence of any of the following:

(i) Failure of the Company or its shareholders to continue the Executive in those positions, or any other substantially similar positions, as he held with GG Holdings and its affiliates immediately prior to the effective date of this Agreement;

(ii) A material diminution in the nature or scope of the Executive’s responsibilities, duties or authority;

(iii) Failure of the Company to make any material payment or provide any material benefit under this Agreement; or

(iv) The Company’s material breach of this Agreement or any Option Agreement;

provided, however, that notwithstanding the foregoing the Executive may not resign his employment for Good Reason unless: (A) the Executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 30th day following the occurrence of the event constituting Good Reason) and (B) the Company has not remedied the alleged violation(s) within the 30-day period; and, provided, further, that Executive may resign his employment for Good Reason if in connection with any Change in Control the purchaser does not assume the severance provisions set forth in Section 3 (including corresponding definitions) (or substitute substantially identical severance provisions) with respect to the Executive and if Executive does not accept employment with such purchaser in connection with the Change in Control.

(q) “Initial Term” shall have the meaning set forth in Section 2.

(r) “Non-Competition Agreement” shall mean that certain Non-Competition Agreement, dated as of November 18, 2004, by and between Goodman Global and the Executive.

(s) “Option Agreement” shall mean a written agreement to purchase Common Stock pursuant to the Option Plan entered into by and between the Executive and the Company as of the Effective Date.

(t) “Option Plan” shall mean the 2004 Stock Option Plan of Goodman Global Inc., as such plan may be amended from time to time.

(u) “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(v) “Principal Stockholder” shall mean Frio Holdings LLC, a Delaware limited liability company, and its Affiliates.

(w) “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(x) “Term” shall have the meaning set forth in Section 2.

(y) “Termination of Employment” shall mean the time when the employee-employer relationship between the Executive and the Company (or one of its subsidiaries of Affiliates) is terminated for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death or retirement, but excluding a termination where there is a simultaneous reemployment by the Company (or one of its subsidiaries of Affiliates).

2. Agreement Term. The initial term of this Agreement (the “Initial Term”) shall be for the period beginning on the Closing Date (as defined in the Asset Purchase Agreement) (the “Effective Date”) and ending on the [third] [second] anniversary thereof, unless earlier terminated as provided in Section 3. The term of this Agreement shall automatically be extended for successive one-year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than [180] [90] days prior to the expiration of the then-applicable Term. In the event that the transaction contemplated by the Asset Purchase Agreement is not consummated, this Agreement shall be void ab initio.

3. Severance Payments. If the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason, then, subject to the Executive’s execution of a general waiver and release of claims agreement in the Company’s customary form, the Company shall continue to pay to the Executive his base salary as in effect on the Date of Termination, in accordance with the Company’s regular payroll practices, during the period beginning on the Date of Termination and ending on the earlier to occur of (a) the first anniversary of the Date of Termination; or (b) the first date that the Executive violates any covenant contained in Section 2 or 3 of the Non-Competition Agreement (and, if applicable, has failed to cure such violation within the cure period set forth in Section 2 or 3 of the Non-Competition Agreement).

4. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

5. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

6. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

7. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows, or to any other address as any party shall have specified by notice in writing to the other party:

(a)	If to the Company:

Goodman Global, Inc.

c/o Apollo Management, L.P.

9 West 57th Street

New York, NY 10019

Fax.:	(212) 515-3288
Attn:	Larry Berg

with a copy to:

Latham & Watkins, LLP

885 Third Avenue

New York, New York 10022-4802

Fax:	(212) 751-4864
Attn:	Raymond Y. Lin

(b) If to the Executive, to the address set forth on the signature page hereto.

8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement, including, without limitation, that certain Binding Management Compensation Term Sheet by and between Executive and the Company dated as of November 18, 2004. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. Notwithstanding the foregoing, the Company acknowledges and agrees that on or following the Effective Date the Executive may be entitled to receive certain payments and benefits pursuant to Section 6 of that certain Second Amended and Restated Employment Agreement dated as of July 1, 2004 by and between GG Holdings and the Executive and that nothing in the Agreement shall limit the payments and/or benefits that may become payable or provided to the Executive by GG Holdings pursuant to such employment agreement.

10. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

11. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

12. Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. Only individuals who are (a) lawyers engaged full-time in the practice of law; and (b) on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 13, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorney’s fees and expenses.

14. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

15. Not a Contract of Employment. Nothing in this Agreement shall confer upon the Executive any right to continue in the employ of the Company or any of its subsidiaries or Affiliates or shall interfere or restrict in any way the rights of the Company or its subsidiaries or Affiliates, which are hereby expressly reserved, to discharge the Executive for any reason whatsoever, with or without Cause, subject to any obligations the Company may have hereunder in connection with a particular Termination of Employment to make severance payments to the Executive pursuant to the terms of this Agreement.

16. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

17. Executive Acknowledgement. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

18. Indemnification. The Company shall provide the Executive with indemnification on the same terms as is provided by his indemnification agreements with GG Holdings in effect as of the date hereof, with the Company having all of the obligations and liabilities of GG Holdings thereunder with respect to Executive’s actions as an employee, officer or director of the Company and its Affiliates. The terms of such indemnification agreement are incorporated herein by reference in their entirety; provided that all references to Texas law in such indemnification agreement shall be deemed to references to Delaware law. Such indemnification shall not be exclusive of any other indemnification provided pursuant by law, the by-laws or certificate of incorporation or other organizational documents of the Company or any of its affiliates or otherwise. The Company further agrees that the indemnification provisions set forth in Section 13 of Article III of the Company’s by-laws are incorporated herein by reference and made a part hereof, and any repeal or other modification of such Section of the By-laws or any repeal or modification of the Delaware General Corporation Law or any other applicable law shall not limit Executive’s entitled to the advancement of expenses or indemnification under such Section 13 with respect to any matter occurring during Executive’s employment with the Company, regardless of when the underlying claim may be asserted. The Company shall maintain directors and officers insurance covering Executive as is customary for similarly situated executives at similarly situated companies. The provisions of this Section 18 shall survive the termination of this Severance Agreement. Notwithstanding the foregoing, the Company shall have no indemnification or other obligation to the Executive pursuant to this Section 18 (and the documents incorporated herein) to the extent that satisfaction of such obligation violates any applicable law, rule or regulation. For the avoidance of doubt, nothing in this Section 18 or otherwise shall entitle the Executive to receive any advancement of legal fees or other payments in connection with any dispute as to whether the Executive’s employment was terminated with or without Cause or with or without Good Reason. The parties acknowledge and agree that nothing in this Section 18 shall alter any obligation of the Company pursuant to Sections 2.3(e) and 7.6 of the Asset Purchase Agreement with respect to events occurring on or prior to the Closing Date (as defined in the Asset Purchase Agreement).

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

By:
Name: Patricia M. Navis
Title: Vice President and Secretary

EXECUTIVE

By:
[Executive Name]

Residence Address: